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                                                             Exhibit 23.01


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-108448 on Form S-3, Registration Statement No. 333-120864 on Form S-4, and Registration Statement Nos. 333-56979, 333-07391, 333-18563, 333-28789,
333-109885, 333-68052 and 333-118239 on Forms S-8 of our reports dated March 15,
2005, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for goodwill and intangible assets), relating to the financial statements and financial statement schedule of Fisher Scientific International Inc. and management's report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Fisher Scientific International Inc. for the year ended December 31, 2004.


/s/ Deloitte & Touche LLP

New York, New York
March 15, 2005